Exhibit 99.1

News Release
Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports Operating

Results for Fiscal 2015 Second Quarter

•	Comparable store sales and net income increase

•	Online sales grow 43.1 percent

CHARLOTTE, N.C., August 28, 2014 – Belk, Inc., the nation’s largest family owned and operated fashion department store company, today announced operating results for its fiscal second quarter and six months ended August 2, 2014.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “While the beginning of the quarter was soft, sales trends improved during the quarter with July being the strongest month. Merchandising margins were higher than last year with lower inventories, which positions the company well for the fall season. Digital continues to be our fastest growing business.”

Net Sales

Net sales for the 13-week period increased 0.8 percent to $906.5 million compared to the prior-year period. On a comparable store basis, net sales increased 0.6 percent. The best performing merchandise categories during the quarter included children’s shoes, ladies contemporary and better sportswear, juniors and children’s apparel.

The company’s online sales from belk.com increased 43.1 percent for the period and positively affected the company’s comparable store sales by 1.8 percent for the period.

Year-to-date sales increased 0.3 percent to $1.86 billion compared to the same 26-week period last year. On a comparable store sales basis, sales increased 0.2 percent. eCommerce sales grew 42.8 percent for the period, which contributed 1.8 percent of the comparable store sales increase.

Net Income

Second quarter net income increased 0.3 percent to $30.6 million compared to the same prior-year period. Net income excluding non-comparable items totaled $30.0 million compared to $30.9 million in the prior year period. A reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Net income year-to-date was $49.9 million compared to $58.7 million for the same 26-week period last year. The decrease was due primarily to higher expense associated with the company’s investments in strategic initiatives. Net income excluding non-comparable items was $49.4 million versus $59.3 million for the same prior-year period.

Belk Expanding Jonesville, S.C. Distribution Center

Belk announced a major expansion of its eCommerce distribution and fulfillment center in Jonesville, S.C. representing a $47 million investment to expand the facility’s footprint by 50 percent and add 20 new jobs. The expansion, which is expected to be completed in January 2015, will add more than 345,000 square feet of newly constructed space to the 515,000-square-foot building and will include automating the facility and up fitting it with conveyor systems and other equipment. Total employment at the facility is expected to grow to 314 by the end of 2015.

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New Stores, Store Expansions and Remodels

Belk opened a new 29,000-square foot home store at Friendly Center in Greensboro, N.C. on July 25, 2014, across the street from its 140,000-square-foot main store, which is undergoing a $9.2 million renovation to create the company’s first flagship store in the Triad area. The store’s grand reopening is set for October 15, 2014.

Belk is also completing flagship store expansion and remodeling projects this fall in Mt. Pleasant, S.C. (Mt. Pleasant Town Centre) and Hoover, Ala. (Riverchase Galleria), and will open a new flagship store in Huntsville, Ala. (Bridge Street Town Centre) and a new fashion store in Denham Springs, La. (Juban Crossing), with grand openings set for October 15.

Investments in Strategic Initiatives

Belk has planned investments totaling more than $700 million over a three-year period that began in fiscal 2014 for key strategic initiatives focused on:

•	A comprehensive Omnichannel initiative that will enable Belk to connect seamlessly with customers regardless of where they are, offer multiple ways to provide what they want, enhance their in-store shopping experience, and create more personalized customer interactions;
•	Creating compelling shopping environments and driving sales by investing in a flagship strategy, opening stores in existing and new markets, and expanding and remodeling existing stores and key merchandise departments;
•	Supply chain initiatives that align distribution capabilities to maximize sales and service;
•	Information technology that delivers new business capabilities for growth and profitability; and
•	Excelling in customer service.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 299 Belk stores located in 16 Southern states and a growing digital presence. Its belk.com website offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. In the fiscal year ended Feb. 1, 2014, the company and its associates, customers and vendors donated more than $20.9 million to communities within Belk market areas.

Belk offers many ways to connect via digital and social media, including Facebook, Pinterest, Twitter, Instagram, YouTube and Google Plus, and provides exclusive offers, fashion updates, sales notifications and coupons via email or mobile phone text messages. Customers can also download the latest Belk mobile apps for the iPad, iPhone or Android.

NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release, and other written or oral statements made by or on behalf of the Company, may constitute forward-looking statements. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

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Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with GE Capital Retail Bank (“GECRB”). These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

We believe that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. Any such forward-looking statements are qualified by the following important risk factors and other risks which may be disclosed from time to time in our filings that could cause actual results to differ materially from those predicted by the forward-looking statements. Forward-looking statements relate to the date initially made.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to:

•	Economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending;
•	Our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers;
•	Unseasonable and extreme weather conditions in our market areas;
•	Seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time;
•	Competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising;
•	Any significant damage to our brand or reputation which could negatively impact sales, diminish customer trust and generate negative sentiment;
•	Our ability to prevent a security breach that results in the unauthorized disclosure of Company, employee or customer information;
•	Loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees;
•	Our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process;
•	Our ability to manage multiple significant change initiatives simultaneously;
•	Our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales;
•	Variations in the amount of vendor allowances received;
•	Our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events;
•	Our ability to successfully develop and maintain a relevant and reliable Omnichannel experience for our customers;
•	Our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; and to deliver in a timely and cost-efficient manner;
•	Increases in the price of merchandise, raw materials, fuel and labor or their reduced availability;
•	The income we receive from, and the timing of receipt of, payments from GECRB, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and GECRB’s ability to extend credit to our customers;
•	Our ability to manage our expense structure;
•	Our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions;
•	Our ability to manage risks associated with owning and leasing real estate;
•	The efficient and effective operation of our distribution network, and information systems to manage sales, distribution, merchandise planning and allocation functions;
•	The effectiveness of third parties in managing our outsourced business;
•	Changes in federal, state or local laws and regulations; and
•	Our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity.

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For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 1, 2014 that we filed with the SEC on April 15, 2014. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements.

BELK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
(millions)
Revenues	$906.5	$899.5	$1,861.6	$1,855.3
Cost of goods sold (including occupancy, distribution and buying expenses)	604.9	601.9	1,251.0	1,247.1
Selling, general and administrative expenses	243.8	238.2	511.5	494.1
Gain on sale of property and equipment	1.1	0.3	1.7	0.8
Asset impairment and exit costs	0.1	1.0	0.9	1.7

Operating income	58.8	58.7	99.9	113.2
Interest expense, net	(11.7)	(11.1)	(23.3)	(21.9)

Income before income taxes	47.1	47.6	76.6	91.3
Income tax expense	16.5	17.1	26.7	32.6

Net income	$30.6	$30.5	$49.9	$58.7

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
(millions)
Net income	$30.6	$30.5	$49.9	$58.7
Gain on sale of property and equipment, net of income tax	(0.7)	(0.2)	(1.1)	(0.5)
Asset impairment and exit costs, net of income tax	0.1	0.6	0.6	1.1

Net income excluding non-comparable items	$30.0	$30.9	$49.4	$59.3